PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3) Registration Number 333-283880

Scorpius Holdings, Inc.

47,396,667 Shares of Common Stock

This prospectus supplement no. 2, dated May 2, 2025 (the “Supplement”), filed by Scorpius Holdings, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), supplements certain information contained in the Company’s prospectus dated December 20, 2024, as supplemented by the prospectus supplement dated February 14, 2025 (the “Prospectus”), which forms a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-283880). This Supplement is incorporated by reference into the Prospectus and is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.

As of May 2, 2025, the conversion price of the Notes (as such term is defined in the Prospectus) was reduced from $0.25 to $0.06 and the exercise price of the Warrants (as such term is defined in the Prospectus) was reduced from $0.25 per share to $0.06 per share.

Accordingly, all references in the Prospectus indicating that the conversion price of the Notes is $0.25 and the exercise price of the Warrants is $0.25 per share are hereby deleted and replaced with a conversion price of $0.06 and an exercise price of $0.06 per share.

Our Common Stock currently trades on the OTC Markets Pink Limited exchange under the symbol “SCPX.” The last reported sale price of our Common Stock on OTC Markets Pink Limited exchange on May 1, 2025 was $0.0443 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of the Common Stock.

Investing in the Common Stock involves a high degree of risk. Please consider carefully the risks described in this prospectus under “Risk Factors” beginning on page 6 of the Prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2025